Exhibit 23.3
Consent of Independent Auditor
      We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated January 29, 2004 and April 14, 2006, with respect to the financial statements of Total Bank Technology Solutions, LLC for the year ended December 31, 2003, and of our report dated January 26, 2005 and April 14, 2006, with respect to the financial statements of Total Bank Technology Solutions, LLC for the year ended December 31, 2004, each of which is included in the Current Report (Form 8-K) of Private Business, Inc. filed on April 24, 2005.

/s/ Stockman Kast Ryan & Co., LLP
Colorado Springs, Colorado
April 24, 2006